PRESS RELEASE

FOR IMMEDIATE RELEASE:                                                                                                              CONTACT: Chuck McDonald
                                                512-708-8655
Waste Control Specialists LLC
LBJ Freeway, Suite 1700
Dallas, Texas 75240

Waste Control Specialists Announces Disposal Contract With the Tennessee Valley Authority
Contract is First of Its Kind Since Passage of New Texas Legislation

DALLAS, Texas (June 15, 2011) – William J. Lindquist, Chief Executive Officer of Waste Control Specialists LLC (“WCS”), a subsidiary of Valhi, Inc. (NYSE:  VHI), today announced that it has entered into a contract with the Tennessee Valley Authority (“TVA”) that allows TVA to dispose of Class A, B and C low-level radioactive waste (“LLRW”), subject to regulatory approvals.  This is the first contract entered into with a non-Texas Compact generator since the Texas legislature passed a bill authorizing the disposal of LLRW from non-Texas Compact generators.

“We appreciate the confidence TVA has shown in WCS by entering into a contract prior to the opening of our facility,” said Mr. Lindquist.  “This contract will help ensure that the Texas Compact facility is affordable and cost-effective for Texas and Vermont generators.”

WCS will complete construction later this year of a state-of-the-art facility that is specifically designed for disposing of Class A, B and C LLRW.

Mr. Lindquist noted that the benefit to non-Texas Compact utilities of securing contracts prior to the completion of construction is to ensure sufficient annual capacity exists to dispose of certain types of LLRW.  The recently passed Texas legislation limits the annual amount of LLRW that may be disposed of from non-Texas Compact states to 50,000 cubic feet and, in the first year of operations, to 220,000 curies.

WCS provides the best disposal option for its customers in terms of environmental protectiveness, cost effectiveness and economic and operational certainty.

“There has been a national need for our site to open since the Barnwell, South Carolina site stopped accepting non-Atlantic Compact waste almost three years ago, which resulted in reduced disposal options for Class B and C LLRW,” said Mr. Lindquist.  “We are happy that TVA chose the option of permanent disposal that WCS provides and we believe that many other utilities who have expressed an interest in using our site will make the same choice.”

Prior to accepting the waste at the Texas Compact facility, TVA must apply for an import petition from the Texas Low-Level Radioactive Waste Disposal Compact Commission. WCS must also modify its license to receive the waste and the contract must be approved by the Texas Commission on Environmental Quality.

About the WCS Facility

The WCS facility in western Andrews County is the only commercial facility in the United States licensed to dispose of Class A, B and C LLRW. It is also licensed for the treatment and storage of LLRW – and has safely and successfully served as a temporary storage facility for past U.S. Department of Energy projects.

Situated in an arid and isolated location, the WCS facility sits atop a formation of 500 feet of impermeable red-bed clay which makes it an ideal setting for the storage and disposal of LLRW. The state of Texas has determined the WCS facility does not sit above or adjacent to any underground drinking water formations.

The WCS facility is the site of the disposal facility for the Texas Low-Level Radioactive Waste Disposal Compact, and most recently was the site of the successful storage and disposal of byproduct material from the DOE Fernald, Ohio cleanup site.

WCS has been processing and storing LLRW at its facility since 1998.

Valhi is engaged in the titanium dioxide products, component products (security products, furniture components and performance marine components) and waste management industries.

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expected” or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

####